Exhibit (h)(1)

Execution Version

TRIANGLE CAPITAL CORPORATION

$60,000,000

7.00% Senior Notes due 2019

UNDERWRITING AGREEMENT

February 28, 2012

Stifel, Nicolaus & Company, Incorporated

Janney Montgomery Scott LLC

BB&T Capital Markets

    A Division of Scott & Stringfellow, LLC

Sterne, Agee & Leach, Inc.

As Representatives of the other Underwriters named in Schedule A hereto.

c/o Stifel, Nicolaus & Company, Incorporated

501 North Broadway

Saint Louis, MO 63102

Ladies and Gentlemen:

Triangle Capital Corporation, a corporation established under the laws of Maryland (the “Company”) confirms its agreement with the Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 9 hereof), for whom Stifel, Nicolaus & Company, Incorporated (“Stifel”), Janney Montgomery Scott LLC (“Janney”), BB&T Capital Markets, a division of Scott & Stringfellow, LLC (“BB&T”) and Sterne, Agee & Leach, Inc. (“Sterne Agee”) are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of $60,000,000 aggregate principal amount of 7.00% Senior Notes due 2019 (the “Senior Notes”) of the Company as set forth in said Schedule A hereto, and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase an additional $9,000,000 aggregate principal amount of Senior Notes to cover over-allotments, if any.

The Senior Notes will be issued under an indenture dated as of March 2, 2012, as supplemented by the First Supplemental Indenture, dated as of March 2, 2012 (collectively, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The aforesaid Senior Notes (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the Senior Notes subject to the option described in Section 2(b) hereof (the Over-Allotment Securities”) are hereinafter called, collectively, the “Securities.” The Securities will be issued to Cede & Co. as nominee of the Depository Trust Company (“DTC”) pursuant to a blanket letter of representations, dated as of February 22, 2012 (the “DTC Agreement”), between the Company and DTC. Certain terms used in this Agreement are defined in Section 16 hereof.

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.

The Company owns (i) 99.9% of the limited partnership interests in Triangle Mezzanine Fund LLLP, a limited liability limited partnership established under the laws of North Carolina (“Fund I”), (ii) 99.9% of the limited partnership interests in Triangle Mezzanine Fund II LP, a Delaware limited partnership (“Fund II,” and together with Fund I, the “Funds”), (iii) 100% of the equity interests of New Triangle GP, LLC, a North Carolina limited liability company and the general partner of Fund I (“GP I”), and (iv) 100% of the equity interests of New Triangle GP, LLC, a Delaware limited liability company and the general partner of Fund II (“GP II,” and together with GP I, the “General Partners”). The Company, the Funds and the General Partners are hereinafter referred to collectively as the “Triangle Entities.”

The Company has prepared and filed, pursuant to the 1933 Act, with the Commission a universal registration statement on Form N-2 (File number 333-175160), which registers the offer and sale of common stock, preferred stock, warrants, subscription rights, debt securities and units of the Company to be issued from time to time by the Company, including the Securities. The Company filed a Form N-54A “Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act Filed Pursuant to Section 54(a) of the 1940 Act” (File number 814-00733) with the Commission on November 3, 2006, under the 1940 Act.

The registration statement, as amended, initially filed with the Commission on June 27, 2011, including the exhibits and schedules thereto, at the time it became effective on October 21, 2011, and as thereafter amended by any subsequent post-effective amendment, and including any information contained in a prospectus subsequently filed with the Commission pursuant to Rule 497 under the 1933 Act with respect to the offer, issuance and/or sale of the Securities and deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430C under the 1933 Act, and also including any Rule 462(b) Registration Statement filed pursuant to Rule 462(b) under the 1933 Act, is hereinafter referred to as the “Registration Statement.” The prospectus, dated as of October 21, 2011 included in the Registration Statement at the time it became effective on October 21, 2011 is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, together with the preliminary prospectus supplement, dated February 23, 2012, filed with the Commission pursuant to Rule 497 under the 1933 Act, is hereinafter referred to as the “Preliminary Prospectus.” The Base Prospectus, together with the prospectus supplement to be filed with the Commission pursuant to Rule 497 and used to confirm sales of the Securities, is hereinafter referred to as the “Prospectus.”

The Preliminary Prospectus, together with the information set forth on Schedule B hereto (which information the Underwriters have informed the Company is being conveyed orally by the Underwriters to prospective purchasers at or prior to the Underwriters’ confirmation of sales of the Securities in the public offering) is hereinafter referred to as the “Disclosure Package.”

Section 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, as of the Applicable Time, as of the Closing Time referred to in Section 2(c) hereof, and as of each Option Closing Time (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(1) Compliance with Registration Requirements. (i) The Securities have been duly registered under the 1933 Act pursuant to the Registration Statement. The Company meets the requirements for use of Form N-2 under the 1933 Act. The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or the use of the Preliminary Prospectus or the Prospectus has been issued, and no proceedings for any such purpose, have been instituted or are pending or, to any Triangle Entity’s knowledge, are contemplated by the Commission, and any request on the part of the Commission for additional information with respect thereto has been complied with.

(ii) At the respective times the Registration Statement, and any subsequent post-effective amendment thereto, became effective, at the Closing Time and as of each Option Closing Time (if any), the Registration Statement, and all amendments and supplements thereto, complied and will comply in all material respects with the requirements of the 1933 Act and the 1940 Act, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of its date, at the time the Prospectus or any such amendment or supplement was issued, at the Closing Time and as of each Option Closing Time (if any), included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company by or on behalf of any Underwriter for use in the Registration Statement or Prospectus, it being understood and agreed that the only such information furnished to the Company in writing by the Underwriters consists of the information described in Section 6(b) hereof.

(iii) The Disclosure Package as of the Applicable Time does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter or its representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters to the Company consists of the information described in Section 6(b) hereof.

(iv) The Preliminary Prospectus when first filed under Rule 497 and as of its date complied in all material respects with the 1933 Act, and when filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), was substantially identical to the copy thereof delivered to the Underwriters for use in connection with this offering. The Prospectus when first filed under Rule 497 and as of its date will comply in all material respects with the 1933 Act, and when filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), will be substantially identical to the copy thereof delivered to the Underwriters for use in connection with this offering.

(v) The Company’s registration statement on Form 8-A under the 1934 Act is effective.

(2) Independent Registered Public Accounting Firm. Ernst & Young LLP, who audited the financial statements and supporting schedules, if any, included in the Registration Statement, the Preliminary Prospectus and the Prospectus is an independent registered public accounting firm as required by all applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations of the Public Company Accounting Oversight Board.

(3) Financial Statements. The consolidated financial statements of the Company included in the Registration Statement, the Preliminary Prospectus and the Prospectus, together with the related schedules (if any) and notes thereto, present fairly the consolidated financial position of the Company at the dates indicated and the consolidated results of operations and consolidated cash flows of the Company for the periods specified; and all such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and comply with all applicable accounting requirements under the 1933 Act and the 1940 Act, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement, the Preliminary Prospectus or the Prospectus. The other financial and statistical information and data included in the Registration Statement, the Preliminary Prospectus and the Prospectus are accurately derived from such consolidated financial statements and the books and records of the Company and have been compiled on a basis consistent with the consolidated financial statements included in the Registration Statement, the Preliminary Prospectus and the Prospectus.

(4) No Material Adverse Change. Since the respective dates as of which information is given in the Disclosure Package and the Prospectus, except as otherwise stated or contemplated therein, there has not been (i) any Material Adverse Effect or any development that could reasonably be expected to result in a Material Adverse Effect, (ii) any transaction entered into by any Triangle Entity that is material with respect to such Triangle Entity other than in the ordinary course of its business as described in the Preliminary Prospectus and the Prospectus, (iii) any liability or obligation, direct, indirect or contingent (including any off-balance sheet obligations), incurred by any Triangle Entity, that is material to such Triangle Entity and (iv) any dividend or distribution of any kind declared, paid or made by any Triangle Entity on any class of its capital shares.

(5) Good Standing. (i) The Company has been duly incorporated, is validly existing as a corporation under the laws of Maryland and is in good standing under the laws of Maryland, with full power and authority to own, lease and operate its properties and to conduct its business as described in the Preliminary Prospectus and the Prospectus, and to execute and deliver this Agreement, the Indenture, the Securities, the DTC Agreement and the Material Agreements (as

hereinafter defined) and perform its obligations hereunder and thereunder; and the Company is duly qualified to transact business and is in good standing under the laws of each jurisdiction which requires such qualification, except for such jurisdictions where failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. The Articles of Incorporation of the Company, as amended to date, are in full force and effect.

(ii) Each of Fund I and Fund II has been duly organized, is validly existing as a limited liability limited partnership and limited partnership, respectively, under the laws of North Carolina and Delaware, respectively, and is in good standing under the laws of North Carolina and Delaware, respectively, each as amended, and the provisions of the North Carolina Revised Uniform Limited Partnership Act and the Delaware Revised Uniform Limited Partnership Act, respectively, each as amended, with full power and authority to own, lease and operate its properties and to conduct its business as described in the Preliminary Prospectus and the Prospectus, and to enter into and perform its obligations under the Material Agreements to which it is a party; and each of the Funds is duly qualified to transact business and is in good standing under the laws of each jurisdiction which requires such qualification, except for such jurisdictions where failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. The Limited Partnership Agreement of each Fund, as amended to date, is in full force and effect.

(iii) Each of GP I and GP II has been duly organized, is validly existing as a limited liability company and is in good standing under the laws of North Carolina and Delaware, respectively, with full power and authority to own, lease and operate its properties and to conduct its business as described in the Preliminary Prospectus and the Prospectus; and each General Partner is duly qualified to transact business and is in good standing under the laws of each jurisdiction which requires such qualification, except for such jurisdictions where the failure to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

(6) Subsidiaries; Portfolio Companies. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) 99.9% of the equity interests of each of the Funds and 100% of the equity interests of each of the General Partners, (ii) those corporations and other entities described in the Preliminary Prospectus and the Prospectus under the caption “Portfolio Companies” (each, a “Portfolio Company”) and (iii) as disclosed under Item 28 of the Registration Statement. The Company or the Funds, as applicable, has duly authorized and executed enforceable agreements with respect to the investments described in the Preliminary Prospectus and the Prospectus under the caption “Portfolio Companies.”

(7) Business Development Company Status. Each of the Company and Fund I has duly elected to be regulated as a business development company (“BDC”) under the 1940 Act and has filed with the Commission, pursuant to Section 54(a) of the 1940 Act, a duly completed and executed Form N-54A (the “BDC Election”). At the time each such BDC Election was filed with the Commission, it (i) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act, and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. Neither the Company nor Fund I has filed with the Commission any notice of withdrawal of such BDC Election pursuant to Section 54(c) of the 1940 Act. Each BDC Election remains in full force and effect and, to the Company’s knowledge, no order of suspension or revocation of such election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. Fund II is not required to register as an investment company under the 1940 Act.

(8) Officers and Directors. Except as disclosed in the Preliminary Prospectus and the Prospectus, no person is serving or acting as an officer, director or investment advisor of any Triangle Entity except in accordance with the applicable provisions of the 1940 Act. Except as disclosed in the Registration Statement, the Preliminary Prospectus and the Prospectus, no director of any Triangle Entity is (i) an “interested person” (as defined in the 1940 Act) of such Triangle Entity or (ii) an “affiliated person” (as defined in the 1940 Act) of any Underwriter. The Company has a majority of “independent” directors as required by the 1934 Act and the rules and regulations of the New York Stock Exchange. For purposes of this Section 1(a)(9), the Company shall be entitled to reasonably rely on representations from such officers and directors.

(9) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Preliminary Prospectus and in the Prospectus. All issued and outstanding shares of common stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable (except as described in the Registration Statement, the Preliminary Prospectus and the Prospectus) and have been offered and sold or exchanged in compliance with all applicable laws (including, without limitation, federal and state securities laws); none of the outstanding shares of common stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company. All issued and outstanding interests of the Funds are owned directly or through a wholly owned subsidiary by the Company, free and clear of all liens, security interests, encumbrances, equities or claims. No shares of preferred stock of the Company have been designated, offered, sold or issued, and no shares of preferred stock are currently outstanding. The description of the Company’s equity incentive plans or arrangements and the awards or other rights granted thereunder, set forth in the Preliminary Prospectus and the Prospectus accurately and fairly presents the information required to be shown with respect to such plans, arrangements, awards and rights.

(10) Authorization and Description of Securities. The Securities to be sold pursuant to this Agreement have been duly authorized by the Board of Directors of the Company and such Securities, when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration specified in this Agreement, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law). The Securities and the Indenture conform in all material respects to all statements relating thereto contained in the Registration Statement, the Preliminary Prospectus and the Prospectus and such descriptions conform to the rights set forth in the instruments defining the same, to the extent such rights are set forth; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company.

(11) Material Agreements. Each agreement required to be described in the Preliminary Prospectus and the Prospectus has been filed with the Commission (each such agreement, a “Material Agreement” and collectively, the “Material Agreements”) and attached or incorporated by reference as an exhibit to the Registration Statement and has been accurately and fully described in all material respects; provided, however, that the Company will file this Agreement and the Indenture in a post-effective amendment to the Registration Statement pursuant to Rule 462(d). No Triangle Entity has sent or received notice of, or otherwise communicated or received communication with respect to, termination of any Material Agreement, nor has any such termination been threatened by any person. No Triangle Entity is a party to any employment agreements.

(12) Authorization of Agreements.

(i) This Agreement and the Material Agreements have each been duly authorized by all requisite action on the part of any Triangle Entity that is a party thereto, executed and delivered by such Triangle Entity, as of the dates noted therein, and complies in all material respects with all applicable provisions of the 1940 Act. Assuming due authorization, execution and delivery by the other parties thereto, each such agreement constitutes a valid and binding agreement of such Triangle Entity, enforceable in accordance with its terms, except as rights to indemnity and contribution hereunder and thereunder may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of such Triangle Entity’s obligations hereunder and thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(ii) The Indenture has been duly authorized, and, at the Closing Time, will be executed and delivered by the Company and when executed and delivered by the Trustee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(iii)The DTC Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(13) Absence of Defaults and Conflicts. No Triangle Entity is (i) in violation of its Organizational Documents, each as amended from time to time, (ii) in breach or default in the performance or observance of any obligation or the terms of any indenture, contract, lease, mortgage, note agreement, loan or credit agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it may be bound or to which its property or assets is subject (collectively, “Agreements and Instruments”) or (iii) in violation of any law, ordinance, administrative or governmental rule or regulation applicable to such Triangle Entity or of any decree of the Commission, any state securities commission, any foreign securities commission, any national securities exchange, any arbitrator, any court or any other governmental, regulatory, self-regulatory or administrative agency or any official having jurisdiction over such Triangle Entity, except, with respect to clauses (ii) or (iii), to the extent that such breaches, defaults or violations would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(14) Non-Contravention. The execution, delivery and performance of this Agreement, the Indenture, the Securities, the DTC Agreement and the consummation of the transactions contemplated herein and in the Registration Statement, the Preliminary Prospectus and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Preliminary Prospectus and the Prospectus under the caption “Use of Proceeds”), and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default or Repayment Event (as defined herein) under, the Agreements and Instruments or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Triangle Entity pursuant to the terms of the Agreements and Instruments (except to the extent that such breaches, defaults or creations or impositions would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect), (ii) result in any violation of the provisions of the Organizational Documents of any Triangle Entity, in each case as amended from time to time, or (iii) result in any violation of any statute, law, rule, regulation, filing, judgment, order, injunction, writ or decree applicable to any Triangle Entity or any of its assets, properties or operations (except to the extent that such violations would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by a Triangle Entity, as applicable.

(15) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental, regulatory or self-regulatory agency or body, domestic or foreign, now pending, or, to the Company’s knowledge, threatened, against or affecting any Triangle Entity that is required to be disclosed in the Registration Statement, Preliminary Prospectus or the Prospectus (other than as disclosed therein), or that could reasonably be expected to result in a Material Adverse Effect, or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Indenture or the performance by the Company of its obligations under this Agreement, the Indenture, the DTC Agreement or the Material Agreements, as applicable. The aggregate of all pending legal or governmental proceedings to which any of the Triangle Entities is a party or of which any of their respective property or assets is the subject that are not described in the Registration Statement, Preliminary Prospectus or the Prospectus, including ordinary routine litigation incidental to the business of the Triangle Entities, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(16) Accuracy of Descriptions and Exhibits. The statements set forth under the headings “Capitalization,” “Risk Factors,” “Business Development Company and Regulated Investment Company Elections,” “Description of Our Debt Securities,” “Description of Notes,” “Regulation” and “Material U.S. Federal Income Tax Considerations” in the Preliminary Prospectus and the Prospectus, and in Item 30 of the Registration Statement, insofar as such statements purport to summarize certain provisions of the 1940 Act, Maryland law, the SBA Regulations (as defined herein), the senior notes, the Company’s Organizational Documents, United States federal income tax law and regulations or legal conclusions with respect thereto, fairly and accurately summarize such provisions in all material respects; all descriptions in the Registration Statement, the Preliminary Prospectus and the Prospectus of any Triangle Entity documents are accurate in all material respects.

(17) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required for the performance by the Company of its obligations under this Agreement in connection with the offering, issuance, sale or delivery of the Securities hereunder, or under the Indenture, the Securities or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained under the 1933 Act, the 1940 Act and the 1934 Act, or as may be required under the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or state securities laws.

(18) Possession of Licenses and Permits. Each Triangle Entity has such valid and current licenses, permits, approvals, consents and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own its property and to conduct its business in the manner described in the Preliminary Prospectus and the Prospectus, and no Triangle Entity has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any permits, and no event has occurred which allows or, after notice or lapse of time, would allow, revocation, modification or termination thereof or result in any other material impairment of the rights of any Triangle Entities under any such permit, subject in each case to such qualification as may be set forth in the Preliminary Prospectus and the Prospectus.

(19) Small Business Investment Company Status. Each of the Funds is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”). Each of the Funds’ respective SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any Examinations Reports prepared by the SBA regarding either of the Funds are outstanding or unresolved.

(20) SBA Debentures. Each of the Funds is eligible to sell securities guaranteed by the SBA in the amounts and on the terms described in the Preliminary Prospectus and the Prospectus. Neither Fund is in default under the terms of any debenture which it has issued to the SBA for guaranty by the SBA or any other material monetary obligation.

(21) Possession of Intellectual Property. The Triangle Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business as described in the Preliminary Prospectus and the Prospectus. The expected expiration of any of rights to such Intellectual Property would not result in a Material Adverse Effect. The Triangle Entities have not received any notice or are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Triangle Entities therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect. None of the Intellectual Property employed by the Triangle Entities has been obtained or is being used by the Triangle Entities in violation of any contractual obligation binding on any of the Triangle Entities or any of their respective officers, directors or employees or otherwise in violation of the rights of any person.

(22) Distribution of Written Offering Material. The Company has not distributed and will not distribute any written offering material in connection with the offering and sale of the Securities other than the Preliminary Prospectus and the Prospectus, and such materials as may be approved by the Underwriters and comply with the requirements of Rule 482 under the 1933 Act.

(23) Absence of Registration Rights. Except as disclosed in the Preliminary Prospectus and the Prospectus, there are no persons with registration rights or other similar rights to have any securities (debt, equity or otherwise) (i) registered pursuant to the Registration Statement or included in the offering contemplated by this Agreement or (ii) otherwise registered by the Triangle Entities under the 1933 Act or the 1940 Act. There are no persons with “tag-along rights” or other similar rights to have any securities (debt or equity) included in the offering contemplated by this Agreement or sold in connection with the sale of Securities by the Company pursuant to this Agreement.

(24) New York Stock Exchange. The common stock of the Company is registered pursuant to Section 12(b) of the 1934 Act and is listed on the New York Stock Exchange. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the common stock of the Company under the 1934 Act or delisting the common stock of the Company from the New York Stock Exchange, nor has the Company received any notification that the Commission or the New York Stock Exchange is contemplating terminating such registration or listing. The Company has continued to satisfy, in all material respects, all New York Stock Exchange listing requirements.

(25) FINRA Matters. All of the information provided to the Underwriters or to counsel for the Underwriters by the Company and its officers and directors in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA’s conduct rules is true, complete and correct.

(26) Tax Returns. Each of the Triangle Entities has filed all material tax returns that are required to be filed and have paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Preliminary Prospectus and the Prospectus in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of any of the Triangle Entities has not been finally determined. The Company is not aware of any tax deficiency that has been or might be asserted or threatened against any Triangle Entities that could result in a Material Adverse Effect.

(27) Partnership Tax. At all times from the date of its formation until February 21, 2007, Fund I was treated as a partnership for federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation. As of and at all times from February 22, 2007, Fund I has been a disregarded entity for federal income tax purposes. As of and at all times from December 15, 2009, Fund II has been a disregarded entity for federal income tax purposes.

(28) Subchapter M. The Company qualified to be treated as a regulated investment company (“RIC”) under Subchapter M of the Code for its taxable year ended December 31, 2011, and the Company is in compliance with the requirements of the Code necessary to continue to qualify as a RIC under the Code. The Company intends to direct the investment of the net proceeds of the offering of the Securities and continue to conduct its activities in such a manner as to comply with the requirements of Subchapter M of the Code.

(29) Insurance. Each of the Company and Fund I maintains a joint directors and officers/errors and omissions insurance policy and fidelity bond that complies with the requirements of Rule 17g-1 under the 1940 Act. Each Triangle Entity and its subsidiaries are insured for reasonable amounts by such insurance companies and in such amounts as are prudent and customary in the businesses in which they are engaged.

(30) Accounting Controls and Disclosure Controls. (i) Each of the Company (together with its subsidiaries) and Fund I maintains a system of internal control over financial reporting (as such term is defined in the rules and regulations promulgated under the 1934 Act) sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations and with the investment objectives, policies and restrictions of the Company and Fund I, as applicable, and the applicable requirements of the 1940 Act and the Code; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and to maintain compliance with the applicable books and records requirements under the 1940 Act; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s auditors and the Audit Committee of the Board of Directors have been advised of (1) any known significant deficiencies in the design or operation of internal controls that could adversely affect the ability to record, process, summarize, and report financial data and (2) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s and the Fund’s respective internal control over financial reporting; and such deficiencies or fraud will not result in a Material Adverse Effect.

(ii) Each of the Company and Fund I’s internal control over financial reporting is effective and neither the Company nor Fund I is aware of any material weakness in their internal control over financial reporting.

(iii) The Company has established and maintains disclosure controls and procedures (as such term is defined in the rules and regulations promulgated under the 1934 Act), which are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, and such disclosure controls and procedures are effective to perform the functions for which they were established.

(31) Compliance with the Sarbanes-Oxley Act. Each of the Company and Fund I is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith, including Sections 302 and 906 related to certifications and Section 404.

(32) Compliance with Laws. Each of the Company and Fund I (i) has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Company or Fund I, as applicable, (ii) is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders except for such failure to comply which would not reasonably be expected to result in a Material Adverse Effect and (iii) is conducting its business in compliance in all material respects with the requirements of the SBA and the 1940 Act.

(33) Investment Adviser Status. No Triangle Entity is currently subject to registration as an investment adviser under the Investment Advisers Act of 1940, as amended.

(34) Absence of Stabilization. No Triangle Entity has taken nor after the date hereof will take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Securities, and no Triangle Entity is aware of any such action taken or to be taken by any affiliates of such Triangle Entity.

(35) Statistical, Demographic or Market-Related Data. Any statistical, demographic or market-related data included in the Registration Statement, the Preliminary Prospectus or the Prospectus is based on or derived from sources that the Company believes to be reliable and accurate and all such data included in the Registration Statement, the Preliminary Prospectus or the Prospectus accurately reflects the materials upon which it is based or from which it was derived.

(36) Advertisements. All advertising, sales literature or other promotional material (including “prospectus wrappers,” “broker kits,” “road show slides” and “road show scripts”), whether in printed or electronic form, authorized in writing by or prepared by or at the direction of the Company for use in connection with the offering and sale of the Securities (collectively, “sales material”) complied and comply in all material respects with the applicable requirements of the 1933 Act, the 1940 Act and the rules and interpretations of FINRA. No sales material contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(37) Absence of Undisclosed Payments. Neither any Triangle Entity nor, to the Company’s knowledge, any employee or agent of any Triangle Entity has made any payment of funds of any Triangle Entity or received or retained any funds, which payment, receipt or retention of funds is of a character required to be disclosed in the Preliminary Prospectus or the Prospectus.

(38) Investments. Except for those limitations of general application provided in the 1940 Act, the SBA Regulations and the Code, there are no material restrictions, limitations or regulations with respect to the ability of the Company or the Funds to invest their assets as described in the Preliminary Prospectus or the Prospectus.

(39) No Material Relationships with the Underwriters. Except as disclosed in the Preliminary Prospectus or the Prospectus, none of the Triangle Entities has any material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.

(40) Payment of Dividends. None of the Triangle Entities or their respective subsidiaries is currently prohibited, directly or indirectly, from paying any dividends, from making any other distribution on its capital stock or securities, from repaying any loans or advances or from transferring any of its property or assets, except as described in Preliminary Prospectus and the Prospectus and as may be limited by the 1940 Act or SBA Regulations of general applicability.

(41) Environmental. Each of the Triangle Entities (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants with respect to any property owned, leased, managed or operated by any Triangle Entity (“Environmental Laws”), (ii) has received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, result in a Material Adverse Effect.

(42) ERISA. Each of the Triangle Entities and its subsidiaries are in compliance in all material respects with all currently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in Section 3(2) ERISA) for which such Triangle Entity or any subsidiary would have any liability. Such Triangle Entity and its subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code. Each “pension plan” for which any Triangle Entity or any subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(43) Anti-Money Laundering. The operations of the Triangle Entities are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where any Triangle Entity conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Triangle Entity with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(44) Foreign Corrupt Practices Act Compliance. None of the Triangle Entities, or to the knowledge of the Company, any director, officer, partner, manager, agent, employee, representative or affiliate of any Triangle Entity, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and each Triangle Entity has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(45) No Brokers or Finders. There is no broker, finder or other party that is entitled to receive from the Company or the Funds any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement, other than as contemplated herein.

(46) FINRA Affiliations. To the knowledge of the Company, there are no affiliations or associations (as such terms are defined by FINRA’s rules and regulations) between any member of FINRA and any of the Company’s directors and officers, except for Sherwood Smith and Mark M. Gambill, as previously disclosed to the Underwriters. For purposes of this Section 1(a)(49), the Company shall be entitled to reasonably rely on representations from such officers and directors.

(47) OFAC. (i) None of the Triangle Entities or any of their subsidiaries or, to the knowledge of the Company, director, officer, partner, manager, agent, employee, representative or affiliate of any Triangle Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) None of the Triangle Entities have knowingly engaged in, are now knowingly engaged in, and will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(b) Officers’ Certificates. Any certificate signed by any officer of the Company and delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

Section 2. Sale and Delivery to Underwriters; Closing.

(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the respective principal amounts of Securities set forth in Schedule A hereto opposite its name at a purchase price of 97% of the principal amount of the Securities (the “Purchase Price”), plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof.

(b) Over-Allotment Securities. Subject to the terms and conditions herein set forth and in reliance upon the representations and warranties contained herein, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to an additional $9,000,000 aggregate principal amount of Securities at the Purchase Price plus accrued interest from the Closing Time to the relevant Option Closing Time (as defined below). Said option may be exercised only to cover over-allotments in the sale of the Initial Securities by the Underwriters. Said option may be exercised in whole or in part at any time and from time to time on or before the 30th day after the date of the Prospectus upon notice by the Representatives to the Company setting forth the amount of Over-Allotment Securities as to which the several Underwriters are exercising the option and the settlement time and date. The amount of Over-Allotment Securities to be purchased by each Underwriter shall be the same percentage of the total amount of Over-Allotment Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Initial Securities, plus any additional amount of Over-Allotment Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 9 hereof, subject to such adjustments as you in your absolute discretion shall make to eliminate any amounts. Any such time and date of delivery (an “Option Closing Time”) shall be determined by you, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time.

(c) Payment. Payment of the Purchase Price for, and delivery of the Initial Securities shall be made at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, DC 20004, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 a.m. (Eastern time) on March 2, 2012 (unless postponed in accordance with the provisions of Section 9), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Over-Allotment Securities are purchased by the Underwriters, payment of the Purchase Price for, and delivery of such Over-Allotment Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Option Closing Time as specified in the notice from the Representatives to the Company.

Delivery of the Securities shall be made to the Representatives through the facilities of DTC for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the Purchase Price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account designated by the Company. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the Purchase Price for, the Initial Securities and the Over-Allotment Securities, if any, which it has agreed to purchase. The Representatives, each individually and not as a representative of the Underwriters, may (but shall not be obligated to) make payment of the Purchase Price for the Initial Securities or the Over-Allotment Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Option Closing Time, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d) Denominations; Registration. The Initial Securities and the Over-Allotment Securities, if any, shall be transferred electronically at the Closing Time or the relevant Option Closing Time, as the case may be, in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time or the relevant Option Closing Time, as the case may be.

Section 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(a)(ii), will comply with the requirements of the 1933 Act, including Rule 430C thereunder, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, the Prospectus or any amendment or supplement thereto shall have been filed, or any amendment or supplement to the Preliminary Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Preliminary Prospectus or the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will promptly effect the filings required by Rule 497 and will take such steps as they deem necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 497 was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order, or order of suspension or revocation of registration, and, if any such stop order or order of suspension or revocation of registration is issued, to obtain the lifting or withdrawal thereof at the earliest possible moment.

(b) Filing of Amendments. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any Rule 462(b) Registration Statement) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Preliminary Prospectus or the Prospectus or will furnish to the Representatives with copies of any such documents within a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. At the request of the Representatives, the Company will furnish or deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Representatives, during the time period when the Underwriters are required to deliver the Prospectus. The copies of the Registration Statement and each amendment thereto furnished to the Representatives will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of any amendments or supplements to the Preliminary Prospectus prepared on or after the date of this Agreement and the Prospectus (and any amendments or supplements thereto) as such Underwriter may reasonably request. The Preliminary Prospectus and the Prospectus and any amendments or supplements thereto furnished to the Underwriters is or will be, as the case may be, identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply, and will cause Fund I to comply, with the 1933 Act and the 1940 Act (including the requirements for qualification as a BDC) so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Preliminary Prospectus and the Prospectus. If at any time when the Prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities (including, without limitation, pursuant to Rule 172), any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1940 Act, the Company will promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f) Amendments or Supplements to the Disclosure Package. If there occurs an event or development as a result of which the Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will promptly notify the Underwriters so that any use of the Disclosure Package may cease until it is amended or supplemented (at the sole cost and expense of the Company).

(g) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required for the distribution of the Securities; provided, however, that the foregoing shall not apply to the extent that the securities are “covered securities” that are exempt from state regulation pursuant to Section 18 of the 1933 Act. Notwithstanding the foregoing, the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to their securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(i) DTC. The Company will cooperate with the Representatives and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(j) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Preliminary Prospectus and the Prospectus under “Use of Proceeds.” The proceeds will not be used by any Triangle Entity to purchase, hold or carry margin securities as defined in, or in violation of, Board of Governors of the Federal Reserve System Regulations T, U or X.

(k) Listing. The Company will use its reasonable best efforts to cause, within 30 days of the Closing Time, the Securities to be duly authorized for listing by the New York Stock Exchange.

(l) Restriction on Sale of Securities. During the period beginning from the date hereof and continuing to and including the date 30 days from the date of the Prospectus (the “Lock-Up Period”), the Company will not, and will cause each of the other Triangle Entities to not, without the prior written consent of Stifel, (A) directly or indirectly, offer, pledge, sell, contract to sell, sell any option, rights or warrant to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the 1933 Act with respect to any of the foregoing or (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the debt securities issued or guaranteed by the Company, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of debt securities issued or guaranteed by the Company of the Company or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Triangle Entities occurs, or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, then the Lock-Up Period shall automatically be extended and the restrictions imposed by this Section 3(k) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Stifel waives, in writing, such extension. The restrictions in this Section shall not apply to (i) the Securities to be sold hereunder or (ii) any post-effective amendments to the Registration Statement.

(m) Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1933 Act, the 1940 Act or the 1934 Act within the time periods required by the 1933 Act, the 1940 Act, the 1934 Act and the rules and regulations of the Commission thereunder.

(n) Entity Taxation. The Company will use its best efforts to comply with the requirements of Subchapter M of the Code to continue to qualify as a regulated investment company under the Code.

(o) Absence of Stabilization. The Company will not take, and will cause each of the other Triangle Entities to not take, directly or indirectly, any action designed to cause or result in, or that would constitute or may reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p) Continued Compliance with SBA Requirements. The Company will use its best efforts to cause each of the Funds to continue to comply with the requirements of the SBA and meet their obligations as SBICs licensed by the SBA.

(q) Marketing Materials. Before using, authorizing, approving or referring to any Marketing Materials, the Company will furnish to the Representatives and counsel for the Underwriters a copy of such materials for review and will not use, authorize, approve or refer to any such materials to which the Representatives or the counsel for the Underwriters reasonably object.

Section 4. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing (or reproduction) and filing with the Commission of the Registration Statement (including financial statements and exhibits), each Preliminary Prospectus and the Prospectus, and each amendment or supplement (as applicable) to any of them, (ii) the printing (or reproduction) and delivery to the Underwriters (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement (including financial statements and exhibits), each Preliminary Prospectus and the Prospectus, and each amendment or supplement (as applicable) to any of them, as may be reasonably requested for use in connection with the offering, purchase, sale, issuance or delivery of the Securities, the Indenture and such other documents as may be required in connection therewith, (iii) the preparation, issuance and delivery of any certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of Company’s Counsel (as hereinafter defined), the independent registered public accounting firm and any other advisors to the Company, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(g) hereof, including filing fees and fees in connection with the preparation of any Blue Sky Survey and any supplements thereto, (vi) the preparation, printing and delivery to the Underwriters of copies of any Blue Sky Survey and any supplements thereto, (vii) the fees and expenses of the transfer agent and registrar for the Securities, (viii) the filing fees of the Commission and any state agency with respect to the Securities, (ix) the fees and expenses incurred in connection with the listing of the Securities on the New York Stock Exchange, (x) the filing fees incident to any required review by FINRA, and (xiii) all other Company costs and expenses incident to the performance by the Company of its obligations hereunder.

(b) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5 or Section 8(a) hereof, the Company agrees that it shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

Section 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder shall be subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof as of the Applicable Time, the Closing Time and any Option Closing Time pursuant to Section 2 hereof, to the accuracy of the statements of the Company made in any certificates delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, shall be effective and at the Closing Time (or the applicable Option Closing Time, as the case may be) no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act, no notice or order objecting to its use shall have been issued, no proceedings with respect to either shall have been initiated or, to the knowledge of the Company, Company’s Counsel and counsel to the Underwriters, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied or waived with to the reasonable satisfaction of counsel to the Underwriters. The Prospectus containing the Rule 430C Information shall have been filed with the Commission in accordance with Rule 497.

(b) Opinions of Triangle Entities’ Counsel. At the Closing Time, the Representatives shall have received the favorable opinions, dated as of the Closing Time, of Bass, Berry & Sims PLC, Venable LLP, special Maryland counsel, and Pepper Hamilton LLP, special counsel with regard to SBA-related matters (collectively, “Company’s Counsel”), in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters, to such further effect as counsel to the Underwriters may reasonably request.

(c) Opinion of Counsel for the Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Sutherland Asbill & Brennan LLP, counsel for the Underwriters.

(d) Closing Certificates. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Preliminary Prospectus or the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any event that would have a Material Adverse Effect, and, at the Closing Time, the Underwriters shall have received certificates of the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on their part to be performed or satisfied pursuant to this Agreement at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement, or order of suspension or revocation of registration, has been issued and no proceedings for any such purpose have been instituted or are pending or, to the Company’s knowledge, threatened by the Commission.

(e) Independent Registered Public Accounting Firm’s Comfort Letter and CFO Certificate.

(i) At the time of the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Preliminary Prospectus and the Prospectus.

(ii) At the time of the execution of this Agreement, the Representatives shall have received from the Chief Financial Officer of the Company, a certificate dated such date, in form and substance satisfactory to the Representatives and agreed upon prior to the date hereof, together with signed or reproduced copies of such letter for each of the other Underwriters, covering certain financial matters of the Company.

(f) Bring-down Comfort Letter and CFO Certificate. At the Closing Time, the Representatives shall have received (i) from Ernst & Young LLP a letter dated as of the Closing Time, in form and substance satisfactory to the Underwriters, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e)(i) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time and (ii) from the Company a certificate of the Chief Financial Officer of the Company, dated as of the Closing Time, to the effect that the Chief Financial Officer of the Company reaffirms the statements made in the certificate furnished pursuant to subsection (e)(ii) of this Section.

(g) Approval of Listing. Within 30 days of the Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange.

(h) No Objection. FINRA shall have confirmed in writing that it has raised no objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(i) Indenture. At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the First Supplemental Indenture.

(j) Conditions to Purchase of Over-Allotment Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Over-Allotment Securities, the obligations of the several Underwriters to purchase the applicable Over-Allotment Securities shall be subject to the conditions specified in the introductory paragraph of this Section 5 and to the further condition that, at the applicable Option Closing Time, the Representatives shall have received:

(1) Closing Certificates. Certificates, dated such Option Closing Time, to the effect set forth in Section 5(d) hereof, and signed by the Chief Financial Officer or Chief Accounting Officer of the Company, except that the references in such certificate to the Closing Time shall be changed to refer to such Option Closing Time.

(2) Opinions of Triangle Entities’ Counsel. The favorable opinions of Company’s Counsel, in form and substance satisfactory to counsel for the Underwriters, dated such Option Closing Time, relating to the Over-Allotment Securities to be purchased on such Option Closing Time and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(3) Opinion of Counsel for the Underwriters. The favorable opinion of Sutherland Asbill & Brennan LLP, counsel for the Underwriters, dated such Option Closing Time, relating to the Over-Allotment Securities to be purchased on such Option Closing Time and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(4) Bring-down Comfort Letter and CFO Certificate. (A) A letter from Ernst & Young LLP, in form and substance satisfactory to the Underwriters and dated such Option Closing Time, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(f)(i) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Option Closing Time, and (B) (ii) from the Company a certificate of the Chief Financial Officer of the Company, dated as of such Option Closing Time, to the effect that the Chief Financial Officer of the Company reaffirms the statements made in the certificate furnished pursuant to subsection 5(f)(ii) of this Section.

(k) Additional Documents. At the Closing Time and at each Option Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained in this Agreement; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated, and in connection with the other transactions contemplated by this Agreement, shall be satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(l) Delivery of Documents. The documents required to be delivered by this Section 5 shall be delivered at the office of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, DC 20004, on the Closing Time and at each Option Closing Time.

(m) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Over-Allotment Securities, on an Option Closing Time which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Over-Allotment Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time or such Option Closing Time, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 11 shall survive any such termination and remain in full force and effect.

Section 6. Indemnity and Contribution.

(a) The Company agrees to indemnify and hold harmless each Underwriter, its partners, directors, officers and employees, and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act and each affiliate of any Underwriter within the meaning of Rule 405 under the 1933 Act who has participated or alleged to have participated in the distribution of the Securities from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Disclosure Package or any amendment or supplement thereto, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the 1933 Act, any “road show” as defined in Rule 433(h) under the 1933 Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Disclosure Package, road show, or the Prospectus or any amendment or supplement thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Stifel, in the case of parties indemnified pursuant to Section 6, and by the Company, in the case of parties indemnified pursuant to Section 6(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 6(a) or 6(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause 6(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 6(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on the cover. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 6 are several in proportion to the respective number of Securities they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 6(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing or defending any such action or claim. Notwithstanding the provisions of this Section 6, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. No person shall be entitled to indemnification hereunder in contravention of Section 17(i) of the 1940 Act. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 7. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and covenants contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company, and shall survive the acceptance of and payment for any of the Securities.

Section 8. Termination of Agreement. (a) The Representatives may terminate this Agreement, by notice to the Company, at any time on or prior to the Closing Time (and, if any Over-Allotment Securities are to be purchased on an Option Closing Time which occurs after the Closing Time, the Representatives may terminate their obligations to purchase such Over-Allotment Securities, by notice to the Company, at any time on or prior to such Option Closing Time) (i) if there has been, since the respective dates as of which information is given in the Preliminary Prospectus or the Prospectus, any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof, any calamity or crisis, any acts of terrorism, or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is so material and adverse as to make it, in the judgment of the Underwriters, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange, the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

(b) If this Agreement is terminated pursuant to this Section 8, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 4, 6, 7, 11 and 17 hereof shall survive such termination and remain in full force and effect.

Section 9. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or an Option Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the remaining Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters; or

(b) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Option Closing Time which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Over-Allotment Securities to be purchased and sold on such Option Closing Time, shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 9 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of an Option Closing Time which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Over-Allotment Securities, as the case may be, the Underwriters shall have the right to postpone the Closing Time or the relevant Option Closing Time, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9.

Section 10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Stifel, Nicolaus & Company, Incorporated, 70 West Madison Street, Suite 5000, Chigago, IL 60602, Attention: Allen G. Laufenberg, and with a copy to Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, DC 20004, Attention: Steven B. Boehm, Esq.; notices to the Company shall be directed to them at 3700 Glenwood Avenue Suite 530, Raleigh, NC 27612, Attention: Steven C. Lilly, with a copy to Bass, Berry & Sims PLC, 100 Peabody Place, Suite 900, Memphis, TN 38103, Attention: John A. Good, Esq.

Section 11. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and directors, officers, members, shareholders and trustees referred to in Section 6 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, whether as third-party beneficiaries or otherwise. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and, solely for purposes of Section 6, their respective controlling persons and officers, directors, shareholders and trustees, and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

Section 12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS FORMED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OR RULES THEREOF, TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 13. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any United States federal and New York State courts located in the City of New York, irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding brought in such a court and waives any other requirements of or objections to personal jurisdiction with respect thereto.

Section 14. Waiver of Jury Trial. The Company and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 15. Effect of Headings. The Section and Schedule headings herein are for convenience only and shall not affect the construction hereof.

Section 16. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Applicable Time” means 8:10 a.m. (New York City time) on February 28, 2012 or such other time as agreed by the Company and the Underwriters; provided that if, subsequent to the date of this Agreement, the Company and the Underwriters have determined that the Disclosure Package included an untrue statement of material fact or omitted a statement of material fact necessary to make the information therein not misleading, and have agreed, in connection with the public offering of the Securities, to provide an opportunity to purchasers to terminate their old contracts and enter into new contracts, then “Applicable Time” will refer to the information available to purchasers at the time of entry into the first such new contract.

“Articles of Incorporation” means the Articles of Incorporation of Triangle Capital Corporation dated as of October 10, 2006, as amended on November 29, 2006.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval System or Interactive Data Electronic Applications system, as the case may be.

“GAAP” means United States generally accepted accounting principles.

“Marketing Materials” means any written materials made available by the Company during certain meetings in connection with the marketing of the offering of the Securities.

“Material Adverse Effect” means a material adverse change in the condition, financial or otherwise, or in the earnings, net asset value, business affairs or business prospects of the Triangle Entities, considered as a whole, whether or not arising in the ordinary course of business.

“New York Stock Exchange” means the New York Stock Exchange, Inc.

“Organizational Documents” means (a) in the case of a corporation, its charter and bylaws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, corporation agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Rule 172,” “Rule 497,” “Rule 430C,” “Rule 462(b),” and “Rule 462(d)” refer to such rules under the 1933 Act.

“Rule 430C Information” means the information included in the Preliminary Prospectus and the Prospectus that was omitted from the Registration Statement at the time it became effective but that is deemed to be a part of and included in the Registration Statement pursuant to Rule 430C.

“Rule 462(b) Registration Statement” means a registration statement filed by the Company pursuant to Rule 462(b) for the purpose of registering any of the Securities under the 1933 Act, including the Rule 430C Information.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.

“SBA” means the U.S. Small Business Administration.

“SBA Regulations” means the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder.

All references in this Agreement to the Registration Statement, any Rule 462(b) Registration Statement, the Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

Section 17. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) each of the Underwriters is acting solely as an underwriter in connection with the public offering of the Securities and no Underwriter has assumed or will assume a fiduciary, advisory or agency relationship in favor of the Company, no fiduciary, advisory or agency relationship has been or will be created between the Underwriters and the Company in respect of the offering and any of the transactions contemplated by this Agreement (irrespective of whether or not any of the Underwriters has advised or is currently advising the Company on other matters) and none of the Underwriters has any obligation to the Company with respect to the offering and the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

(b) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, and the price to be paid by the Underwriters for the Securities, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand;

(c) it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

(d) in connection with the offering and each transaction contemplated by this Agreement and the process leading to such transactions, each Underwriter is and has been acting solely as principal and not as fiduciary, advisor or agent of the Company or any of their respective affiliates, stockholders, creditors, employees or any other party;

(e) none of the Underwriters has provided any legal, accounting, regulatory or tax advice with respect to the offering and the transactions contemplated by this Agreement and the Company have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(f) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and that none of the Underwriters has any obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(g) it waives, to the fullest extent permitted by law, any claims it may have against any of the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that none of the Underwriters shall have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf.

Section 18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and when taken together shall constitute one and the same instrument.

Section 19. Complete Agreement. This Agreement (including the Schedules hereto) represents the complete understanding and agreement of the parties and supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters with respect to the subject matter hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours, TRIANGLE CAPITAL CORPORATION

By:	/s/ Garland S. Tucker, III
Name: Garland S. Tucker, III
Title: President, Chief Executive Officer
and Chairman of the Board of Directors

[Signature Page to the Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Allen G. Laufenberg
Name: Allen G. Laufenberg
Title: Managing Director

JANNEY MONTGOMERY SCOTT LLC

By:	/s/ John Nelson
Name: John Nelson
Title: Vice President

BB&T CAPITAL MARKETS, A DIVISION OF SCOTT & STRINGFELLOW, LLC

By:	/s/ Keith E. Pomroy
Name: Keith E. Pomroy
Title: Assistant Vice President

STERNE, AGEE & LEACH, INC.

By:	/s/ Joseph J. Zabik
Name: Joseph J. Zabik
Title: Head of Investment Banking Division

[Signature Page to the Underwriting Agreement]

SCHEDULE A

Name of Underwriter	No. of Initial Securities
Stifel, Nicolaus & Company, Incorporated	$19,500,000
Janney Montgomery Scott LLC	12,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	9,000,000
Sterne, Agee & Leach, Inc.	9,000,000
Robert W. Baird & Co. Incorporated	6,000,000
J.J.B. Hilliard, W.L. Lyons, LLC	1,500,000
Ladenburg Thalmann & Co. Inc.	1,500,000
Wunderlich Securities LLC	1,500,000

Total	60,000,000

SCHEDULE B

PRICE-RELATED INFORMATION

TRIANGLE CAPITAL CORPORATION

$60,000,000

7.00% Senior Notes due 2019

1. The aggregate principal amount of the Initial Securities is $60,000,000.

2. The initial public offering price for the Initial Securities shall be 100.00% of the aggregate principal amount thereof plus accrued interest, if any, from the date of issuance.

3. The Purchase Price for the Initial Securities to be paid by the several Underwriters shall be 7.00% of the aggregate principal amount thereof.

4. The interest rate is 7.00%.

5. The interest payment dates are February 15, May 15, August 15 and November 15 of each year. The record dates are February 1, May 1, August 1 and November 1 of each year. The first interest payment date will be May 15, 2012.

6. The Securities may be redeemed in whole or in part at any time or from time to time on or after March 15, 2015, upon not less than 30 days nor more than 60 days written notice, at a redemption price of $25 per security plus accrued and unpaid interest.

7. The trade date is February 28, 2012 and the closing date will be March 2, 2012 (T+3).